Medifast Reports Record Preliminary Fourth
Quarter and Year End 2009 Financial Results

Fourth Quarter Revenues Expected: $44.6 - $45.6 million vs. $25.5 million -- Increase of 75% - 79%;

Fourth Quarter Diluted EPS Expected: $0.17 - $0.20 vs. $0.07 – Increase of 142% - 186%;

Annual Revenues Expected to Increase 56% - 57%;

Annual Diluted EPS Expected to Increase of 103% - 111%;

Company Enters Minneapolis/St. Paul Market with Opening of 5 New Clinics

Contact:	Brendan Connors	Lytham Partners, LLC
	Vice President – Finance	Robert Blum
	ir@choosemedifast.com	Joe Diaz
Joe Dorame
602-889-9700

OWINGS MILLS, MD., January 25, 2010 -- Medifast, Inc. (NYSE: MED), a provider of leading clinically proven portion-controlled weight-loss programs, announced today preliminary unaudited fourth quarter and full year-end financial results for the period ended December 31, 2009. Results are unaudited and reflect management’s expectations as of this date notwithstanding any unanticipated charges that come to light during the audit process. The Company expects to announce formal audited financial results for the full year in early to mid March 2010.

For the fourth quarter ended December 31, 2009, Medifast expects to report revenue between $44.6 million and $45.6 million, representing an increase of between 75% and 79% over the $25.5 million reported in the fourth quarter of 2008. For the fourth quarter, the Company expects to report fully diluted earnings per share between $0.17 and $0.20, compared to $0.07 per fully diluted share in the fourth quarter of 2008, a diluted EPS increase of between 142% and 186%.

For the fiscal year ended December 31, 2009, Medifast expects to report revenue between $164 million and $165 million, representing an increase of between 56% and 57% over the $105.4 million reported for the fiscal year 2008. For the fiscal year 2009, the Company expects to report fully diluted earnings per share between $0.77 and $0.80, compared to $0.38 per fully diluted share for the fiscal year 2008, a diluted EPS increase of between 103% and 111%.

“We are pleased that our unique business model of providing a clinically proven weight-loss program through multiple unique distribution channels continued to operate at a high level during the fourth quarter of 2009,” commented Michael S. McDevitt, chief executive officer of Medifast, Inc. “We believe that our final audited results will reflect growth in each of our direct sales, direct response, and clinics channels during the quarter and throughout the full year.  Additionally, we expect significant improvement in advertising efficiency ratios and same-store clinic volumes which we believe will lead to expansion of operating margins.”

“We are also pleased to announce today that we have expanded our Medifast Weight Control Centers into the Minneapolis/St. Paul market with the grand opening of five new franchisee-owned clinics. This expansion continues our strategy of providing the clinically-proven Medifast program to individuals in the support format of their choice.  Currently, Medifast Weight Control Centers operate in just nine markets throughout the U.S. We are uniquely positioned with a significant opportunity to expand to a large number of additional markets in the years to come. We look to the future with great enthusiasm.”

About Medifast:
Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. Medifast has been recommended by over 20,000 doctors and used by over one million customers since 1980. It is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) medically supervised Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto http://www.choosemedifast.com. MED-F

Safe Harbor Statement
Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast's believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.